Exhibit 99.2

OFFICE OF THE GOVERNOR ROBERT BENTLEY		ALABAMA DEVELOPMENT OFFICE GREG CANFIELD
GOVERNOR	STATE OF ALABAMA	DIRECTOR

November 21, 2011

Barry Sloane, CEO

Wilshire Alabama Partners, LLC

117 Southcrest Drive, Suite 100

Birmingham, Alabama 35209

Dear Mr. Sloane:

After review of your “Agreed Upon Procedures Report,” dated August 26, 2011, it is hereby affirmed that Wilshire Alabama Partners, LLC, an Alabama Certified Capital Company, achieved 100% invested status pursuant to Chapter 14B of Title 40 of the Code of Alabama (1975) and Section 281-2-1-.11 (5) of the Alabama Administrative Code. Wilshire has complied with all milestones and the requirements of Regulation 281-2-1-.02.

The following applies: AL ADC 281-2-1-.13(1.d) For a CAPCO that (i) has invested an amount cumulatively equal to one hundred percent (100%) of the certified capital of a particular investment pool in qualified investments with respect to the applicable program, and (ii) in the case of a program two investment pool, any premium tax credit claimed or to be claimed by a certified investor in such investment pool with respect to the applicable program is not subject to recapture or forfeiture under the Act.

Please be reminded of these Post-Decertification Obligations and Limited Continuing Reporting Requirements (Agreed Upon Procedures Report, Section II.B):

1.	If at any time after the submission of the procedures report prepared by the independent certified public accountant and the decertification of the CAPCO (the “Decertified CAPCO”), the Decertified CAPCO makes a distribution of which 10% is required to be paid to the State of Alabama under the CAPCO Laws, the Decertified CAPCO will, at the time of the distribution to others, pay to the State of Alabama the required distribution via a check or wire transfer of immediately available funds. In addition, the Decertified CAPCO will provide the ADO with notice of any anticipated or proposed distribution as soon as is reasonably practicable.

401 ADAMS AVENUE • MONTGOMERY, ALABAMA 36130-4106 • (334) 242-0400 • USA (800) 248-0033

• www.ado.state.al.us

Wilshire Alabama Partners, LLC

November 21, 2011

2.	Not later than January 31 of each year following the submission of the procedures report and until the dissolution or winding up of the Decertified CAPCO, the Decertified CAPCO will submit to the ADO a report, certified by its chief executive officer or its equivalent, containing information concerning (i) each qualified investment liquidated during the prior calendar year, (ii) distributions (including qualified distributions) made by the CAPCO during the prior calendar year, and (iii) each investment of certified capital outstanding at the time of the report. The CAPCO shall include, in each case, the amount and nature (debt, equity, etc.) of each investment, as well as the anticipated liquidation date, if any.

3.	The CAPCO agrees that it will, after decertification, provide the ADO with copies of its audited and/or unaudited financial statements and records in order to determine compliance with the distribution requirements under the CAPCO Laws.

On behalf of the State of Alabama, thank you for your performance in nurturing small business in Alabama by making wise investment decisions.

In testimony whereof, I have hereunto set my hand and caused the seal of my Office to be affixed hereto on this 21th day of November, 2011.

Alabama Development Office

CAPCO Administrator